Exhibit 99.1

MSCI Inc. Announces Secondary Offering of its Common Stock

New York – April 22, 2008 – MSCI Inc. (NYSE: MXB) announced today that it filed a preliminary prospectus supplement in connection with the commencement of a secondary offering by certain of its shareholders, including Morgan Stanley, of 20,000,000 shares of its class A common stock.  The secondary offering is pursuant to a Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 11, 2008.  Morgan Stanley also expects to grant the underwriters an option to purchase up to an additional 3,000,000 shares of MSCI Inc.’s class A common stock to cover over-allotments, if any.  MSCI Inc. will not receive any of the proceeds from the sale of shares of its class A common stock.

Morgan Stanley and UBS Investment Bank are serving as joint book-running managers for the offering.  Banc of America Securities LLC, Merrill Lynch & Co., William Blair & Company, Fox-Pitt Kelton Cochran Caronia Waller and Keefe, Bruyette & Woods are acting as co-managers.

A preliminary prospectus supplement and the accompanying base prospectus relating to the offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may also be obtained when available from:

Morgan Stanley & Co. Incorporated
180 Varick Street
New York, New York 10014
Attention: Prospectus Department
E-mail: prospectus@morganstanley.com

UBS Investment Bank
Prospectus Department
299 Park Avenue
New York, NY 10171
Phone: (888) 827-7275

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc. MXB#IR

MSCI Inc. Contact:
MSCI Inc. Investor Relations	+ 1.866.447.7874

For media enquiries please contact:
Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888